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                                                                      EXHIBIT 11

                      BRUSH WELLMAN INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                                                 FIRST QUARTER ENDED
                                                              --------------------------
                                                               MAR. 31,        APR. 2,
                                                                 2000           1999
                                                              -----------    -----------
Basic:
  Average shares outstanding................................   16,206,038     16,193,359
                                                              ===========    ===========
  Net income................................................  $ 2,249,000    $ 2,486,000
  Per share amount..........................................  $      0.14    $      0.15
                                                              ===========    ===========
Diluted:
  Average shares outstanding................................   16,206,038     16,193,359
  Dilutive stock options based on the treasury stock method
     using average market price.............................      108,480         38,753
                                                              -----------    -----------
          Totals............................................   16,314,518     16,232,112
                                                              ===========    ===========
  Net income................................................  $ 2,249,000    $ 2,486,000
  Per share amount..........................................  $      0.14    $      0.15
                                                              ===========    ===========

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